Exhibit 99.2

MATADOR RESOURCES COMPANY ANNOUNCES
2019 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 26, 2019 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced its full year 2019 operating plan and market guidance. A short slide presentation summarizing the highlights of Matador’s 2019 operating plan and market guidance is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate, simultaneous press release issued today, Matador also reported its financial and operating results for the fourth quarter and full year 2018.

Full Year 2019 Guidance Summary

Matador’s full year 2019 guidance estimates are summarized in the table below.

Guidance Metric	Actual 2018 Results	2019 Guidance	% YoY Change(1)
Total Oil Production	11.1 million Bbl	12.9 to 13.3 million Bbl	+18%
Total Natural Gas Production	47.3 Bcf	55.0 to 57.0 Bcf	+18%
Total Oil Equivalent Production	19.0 million BOE	22.0 to 22.8 million BOE	+18%
Adjusted EBITDA(2)	$553 million	$520 to $550 million	-3%
D/C/E CapEx(3)	$686 million	$640 to $680 million	-4%
Midstream CapEx(4)	$85 million	$55 to $75 million	-24%

Commodity Prices	Actual 2018 Results	2019 Projections	% YoY Change
Realized Unhedged Oil Price(2)	$57.04 per barrel	$49.80 per barrel	-13%
Realized Unhedged Natural Gas Price(2)	$3.49 per Mcf	$2.88 per Mcf	-17%

(1) Represents percentage change from 2018 actual results to the midpoint of 2019 guidance.
(2) Adjusted EBITDA is a non-GAAP financial measure. For full year 2019, Adjusted EBITDA was estimated using strip prices for oil and natural gas as of mid-February 2019. The weighted average unhedged realized oil price used to estimate Adjusted EBITDA for the period January through December 2019 was $49.80 per barrel, which represents an average West Texas Intermediate (WTI) oil price of $53.94 per barrel less an estimated weighted average oil price differential, including transportation costs, of $4.14 per barrel. The average unhedged realized natural gas price used to estimate Adjusted EBITDA for the period January through December 2019 was $2.88 per thousand cubic feet (“Mcf”), which represents an average Henry Hub natural gas price of $2.72 per Mcf, plus an estimated uplift of approximately $0.16 per Mcf primarily attributable to revenues from natural gas liquids (“NGLs”), which are included in the Company’s weighted average unhedged realized natural gas price. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(3) Capital expenditures associated with drilling, completing and equipping wells.
(4) Primarily reflects Matador’s proportionate share of capital expenditures for San Mateo and accounts for portions of the $50 million capital carry an affiliate of Five Point Energy LLC (“Five Point”) is expected to provide as part of the recently announced San Mateo expansion.

The full year 2019 guidance estimates presented in the table above are based upon the following key assumptions for 2019 drilling and completions activity, commodity prices, capital expenditures and operating expenses:

•
Six drilling rigs operating in the Delaware Basin, including 73 gross (54.9 net) wells anticipated to be completed and turned to sales during 2019 and the drilling and completion of at least three salt water disposal wells, one in the Stebbins area and two in the Rustler Breaks asset area during 2019, including one salt water disposal well placed into service in the Rustler Breaks asset area in mid-February 2019, by the Company’s midstream affiliate, San Mateo;

•	One drilling rig operating in South Texas until its release in early February 2019, including eight gross (8.0 net) wells anticipated to be completed and turned to sales during 2019;

•
Matador’s participation in a significant number of non-operated well opportunities, including 69 gross (4.6 net) non-operated wells anticipated to be completed and turned to sales in the Delaware Basin and 16 gross (1.7 net) non-operated wells anticipated to be completed and turned to sales in the Haynesville shale during 2019;

•
Oil and natural gas prices based on commodity futures strip prices as of mid-February 2019, resulting in an estimated realized weighted average oil price of approximately $49.80 per barrel and an estimated realized weighted average natural gas price of $2.88 per Mcf, inclusive of the Company’s estimates for oil and natural gas price differentials, transportation costs and uplifts attributable to NGL revenues;

•
Capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of $640 to $680 million, a decrease of 4% at the midpoint of 2019 guidance, as compared to full year 2018, and inclusive of an estimated $70 million in equipping and facilities costs and an estimated $29 million of capitalized general and administrative and interest expenses; and

•
Midstream capital expenditures of $55 to $75 million, a decrease of 24% at the midpoint of 2019 guidance, as compared to full year 2018. This estimate primarily reflects Matador’s proportionate share of San Mateo’s 2019 estimated capital expenditures of $180 to $220 million and also accounts for portions of the $50 million capital carry that Five Point is expected to provide to Matador as part of the recently announced San Mateo expansion in Eddy County, New Mexico. As a result, Matador has agreed to pay $25 million and Five Point has agreed to pay $125 million of the first $150 million in capital expenditures related to this expansion.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Board, the staff and I are pleased today to provide our 2019 operating plan and market guidance. This year is off to a fast start for Matador, as evidenced by the announcement yesterday of our second strategic transaction with Five Point to expand San Mateo’s operations in the Delaware Basin and increase San Mateo’s footprint in Eddy County, New Mexico. This latest midstream transaction is a key component in what we believe to be a tightly integrated strategy for Matador in 2019 and beyond, focusing not only on increasing the value of our oil and natural gas leasehold and mineral assets, but also on building and enhancing the value of San Mateo, which may now exceed $500 million net to Matador. The San Mateo transaction provides a creative deal structure that leverages Matador’s capital resources in 2019, while also providing Matador with significant future performance incentives that will help to cover capital expenditures in future years if Matador meets certain performance measures.

“As noted in our fourth quarter and full year 2018 earnings release provided today simultaneously with this release, we plan to focus on executing the highest rate of return opportunities across our Delaware Basin properties during 2019, while working to narrow the anticipated spending gap. As a result, we will continue to direct almost all of our capital expenditures in 2019 to the Delaware Basin throughout our various asset areas, while working to prepare for drilling operations on the 8,400 gross and net acres we acquired in New Mexico in September 2018 as part of the Bureau of Land Management lease sale. We expect to begin drilling on this acreage in the western portion of the Antelope Ridge asset area during the latter part of 2019, and we look forward to developing the acreage in the Stateline asset area beginning in early 2020. Production growth from the Stateline asset area and the greater

Stebbins area, including our Stebbins and SST leasehold areas and other acreage in our Arrowhead asset area, over the next few years should provide the cornerstones of both Matador’s and San Mateo’s growth.

“We see 2019 as a year of transition for Matador. Over the past several years, we have built a high-quality Delaware Basin acreage position for an all-in cost of about $11,000 per acre, tested and delineated as many as 16 different intervals between the Brushy Canyon and the Morrow formations across our acreage, improved the efficiency of our drilling and completion operations and built a significant midstream business. In 2019, we expect to build upon our past accomplishments to increase our capital efficiency by continuing to innovate and focusing on increased multi-well pad drilling, enhancing stimulation designs, including by increasing the use of in-basin sand, and drilling and completing additional longer laterals greater than one mile. For example, in 2018, 9% of our gross operated wells completed and turned to sales had lateral lengths greater than one mile. In 2019, this number should increase to 30% and in 2020, we expect that approximately 70% of our gross operated wells completed and turned to sales will have lateral lengths greater than one mile, with many being two miles or longer.

“As we build upon the success in our various asset areas in the northern Delaware Basin, move forward with the development of the acreage we acquired in the BLM acquisition and continue to expand our San Mateo footprint, both we and our stakeholders have much to be excited about in the coming year and beyond as we continue to build the value of Matador together.”

2019 Operating Plan

The table below provides Matador’s estimates for operated and non-operated wells to be completed and turned to sales during 2019. Additional details regarding our drilling and completions program for 2019 are provided in the sections that follow and in the slide presentation accompanying this release.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	17	11.3	28	2.9	45	14.2	1-BC, 1-1BS, 6-WC A-XY, 2-WC A-Lower, 6-WC B-Blair, 1-WC D
Arrowhead	8	5.2	5	0.2	13	5.4	4-2BS, 1-3BS, 2-WC A-XY, 1-WC B
Ranger	7	4.4	4	0.4	11	4.8	1-1BS, 1-2BS, 4-3BS, 1-WC A-XY
Wolf/Jackson Trust	12	9.0	-	-	12	9.0	2-2BS, 6-WC A-XY, 2-WC A-Lower, 2-WC B
Twin Lakes	2	1.6	-	-	2	1.6	1-Morrow, 1-WC-Carb
Antelope Ridge	27	23.4	32	1.1	59	24.5	6-1BS, 1-2BS, 6-3BS, 3-WC A-XY, 10-WC A-Lower, 1-WC B
Delaware Basin	73	54.9	69	4.6	142	59.5
Eagle Ford Shale	8	8.0	-	-	8	8.0
Haynesville Shale	-	-	16	1.7	16	1.7
Total	81	62.9	85	6.3	166	69.2

Note: BC = Brushy Canyon; WC = Wolfcamp; BS = Bone Spring. For example, 2-2BS indicates two Second Bone Spring completions and 8-WC A-XY indicates eight Wolfcamp A-XY completions.

Delaware Basin

Matador began 2019 operating six drilling rigs in the Delaware Basin and expects to operate these six drilling rigs there throughout 2019. The Company anticipates these six operated drilling rigs will be deployed across the Company’s Delaware Basin asset areas, with two rigs in the Rustler Breaks asset area, two rigs in the Antelope Ridge asset area, one rig in the Wolf and Jackson Trust asset areas and one rig in the Arrowhead, Ranger and Twin Lakes asset areas. In the Delaware Basin, Matador estimates it should have 94 gross (70.2 net) operated wells in progress during 2019, with an anticipated 73 gross (54.9 net) wells being completed and turned to sales, as compared to 83 gross (67.8 net) operated wells completed and turned to sales in 2018.

In 2019, Matador expects to continue transitioning its operations to an increased use of multi-well pad drilling, enhanced stimulation designs, including an increased use of in-basin sand, and the drilling and completion of additional longer laterals (greater than one mile). The fewer number of operated wells that the Company anticipates being completed and turned to sales in the Delaware Basin in 2019 reflects this transition in operations and, given the mix of wells selected to be drilled, a somewhat lower average working interest of about 75%, as compared to approximately 81% in 2018. This transition in Matador’s operations during 2019 is also expected to result in more uneven production growth and capital expenditures than the Company has experienced in recent years, as evidenced by the fact Matador expects to have 21 gross (15.3 net) Delaware Basin wells in progress, but not turned to sales, at year end 2019. Most of these Delaware Basin wells in progress at year end 2019 should be completed and turned to sales late in the first quarter or early in the second quarter of 2020, as many are associated with multi-well pads expected to be in progress at year end 2019.

In 2019, Matador estimates 30% of its gross operated wells completed and turned to sales will have lateral lengths greater than one mile, as compared to 9% in 2018. Matador estimates 70% of its gross operated wells will have lateral lengths greater than one mile in 2020. These longer laterals should be more capital efficient and should begin to impact and further improve Matador’s well returns in the Delaware Basin starting in the second half of 2019 and continuing into 2020 and beyond.

Rustler Breaks and Antelope Ridge Asset Areas – Eddy and Lea Counties, New Mexico

During 2019, Matador plans to continue to operate four drilling rigs between the Rustler Breaks and Antelope Ridge asset areas, but the Company has shifted its activity early in the year from Rustler Breaks to Antelope Ridge in order to further delineate its Antelope Ridge leasehold position and to hold by production more of its high quality acreage position there. Further, in late 2019, Matador anticipates two of its operated drilling rigs will begin drilling operations on one of the key tracts Matador acquired in the Bureau of Land Management (“BLM”) New Mexico Oil and Gas Lease Sale in September 2018 (the “BLM Acquisition”) in western Antelope Ridge. Matador anticipates drilling its first six wells on this tract, all two-mile laterals, from two separate three-well pads during the last few months of 2019. These wells are scheduled to be completed and turned to sales late in the first quarter of 2020, and as a result, will not contribute to Matador’s 2019 production.

Arrowhead and Ranger Asset Areas – Eddy and Lea Counties, New Mexico

In the Arrowhead and Ranger asset areas, Matador intends to continue operating one drilling rig in 2019. This rig is currently drilling several wells in the Ranger asset area, but beginning early in the second quarter of 2019, this rig is scheduled to move to the Stebbins leasehold area in the Arrowhead asset area and is expected to remain there through most of the remainder of 2019 and for the foreseeable future. Given (i) Matador’s recent success with wells drilled and completed in the Second and Third Bone Spring formations in the Stebbins and SST leasehold areas over the past two years, (ii) the Company’s expectations regarding the prospectivity of the Wolfcamp formation in this area and (iii) the efforts of Matador’s land department to execute a series of trades and small acquisitions to block up this acreage position, the Company expects to initiate a multi-year drilling program on this acreage position, with the vast majority of wells expected to have longer laterals with completed lateral lengths of up to two miles in many instances. The Stebbins and SST leasehold areas, along with other acreage in the Arrowhead asset area (the “Greater Stebbins Area”), were part of the 25,500 gross acres dedicated to San Mateo as part of the recently announced San Mateo expansion in Eddy County, New Mexico.

To support Matador’s multi-year drilling program in the Greater Stebbins Area, San Mateo, as part of this expansion during 2019 and 2020, expects to construct a large diameter natural gas pipeline from its cryogenic natural gas processing plant in the Rustler Breaks asset area in Eddy County, New Mexico (the “Black River Processing Plant”) to gather the natural gas produced in the Greater Stebbins Area for processing at the Black River Processing Plant. Further, San Mateo expects to build local oil and salt water gathering systems and to drill at least one commercial salt water disposal well in the Greater Stebbins Area in support of Matador’s operations there.

Wolf and Jackson Trust Asset Areas - Loving County, Texas

Matador plans to continue operating one drilling rig in the Wolf and Jackson Trust asset areas during 2019. The Company plans to continue to drill longer laterals on these properties in 2019, particularly in the Wolf asset area, where Matador achieved strong results from the longer laterals drilled in the southern portion of the Wolf asset area in 2018. The Company intends to continue focusing its drilling and completion efforts on the Wolfcamp A-XY, Wolfcamp A-Lower and Wolfcamp B intervals in the Wolf and Jackson Trust asset areas in 2019, but expects to complete and turn to sales two longer laterals (approximately 7,200 feet) targeting the Second Bone Spring formation in the Wolf asset area as well.

Stateline Asset Area – Eddy County, New Mexico

Matador’s Stateline asset area includes 2,800 gross and net acres acquired as part of the BLM Acquisition. Matador believes that the Stateline asset area includes some of the best reservoir rock in the Delaware Basin, with the potential for as many as nine producing zones from the Brushy Canyon through the Wolfcamp D. The Company has begun working with the BLM on its plans for developing this acreage and anticipates it should be able to begin drilling operations there in early 2020.

In early 2020, Matador intends to move two of its operated drilling rigs to the Stateline asset area and initiate a multi-year drilling program there. Matador currently plans to develop this acreage block drilling two-mile laterals on the eastern side of the leasehold and approximately 2.5-mile laterals on the western side of the leasehold. Matador initially expects to drill four wells on each of the eastern and western tracts from two separate four-well pads. These eight wells are expected to be completed and turned to sales during the third quarter of 2020 after the expected completion of San Mateo’s expansion of the Black River Processing Plant.

As in the Greater Stebbins Area, to support Matador’s multi-year drilling program in the Stateline asset area, San Mateo expects during 2019 and 2020 to construct a large diameter natural gas pipeline from its Black River Processing Plant to gather the natural gas produced in the Stateline asset area for processing at the Black River Processing Plant. Further, San Mateo expects to build local oil and salt water gathering systems and to drill at least one commercial salt water disposal well in the Stateline asset area in support of Matador’s operations there.

In addition, in order to have sufficient processing capacity for the additional natural gas volumes expected to be produced from both the Greater Stebbins Area and the Stateline asset area, San Mateo, as part of its newly announced expansion, expects to construct a 200 million cubic feet per day expansion of the Black River Processing Plant, bringing the total designed inlet capacity of the Black River Processing Plant to 460 million cubic feet of natural gas per day. This expansion of the Black River Processing Plant is expected to be operational in mid-2020.

South Texas

Matador also began 2019 operating one drilling rig in South Texas that recently concluded a nine-well drilling program, primarily in the Eagle Ford shale, but including one test of the Austin Chalk formation. The Company began this short-term South Texas drilling program in October 2018 to drill up to 10 wells, primarily in the Eagle Ford shale, to take advantage of higher oil and natural gas prices in South Texas, to conduct at least one test of the Austin Chalk formation and to validate and to hold by production almost all of its remaining undeveloped Eagle Ford acreage. When drilling operations were concluded on the ninth well in early February 2019, this rig was released and was not moved to the Delaware Basin as the Company had previously anticipated. At December 31, 2018, Matador had completed and turned to sales one gross (1.0 net) of these nine wells. The remaining eight gross (8.0 net) South Texas wells, including the Austin Chalk test, are expected to be completed and turned to sales late in the first quarter and during the second quarter of 2019.

Non-Operated Activity

Matador also anticipates an active non-operated drilling and completions program in 2019. In 2019, the Company expects to participate in 69 gross (4.6 net) non-operated wells completed and turned to sales in the Delaware Basin, as compared to 59 gross (7.0 net) non-operated wells completed and turned to sales in 2018. Most of these non-operated wells are expected to be drilled and completed in Matador’s Rustler Breaks and Antelope Ridge asset areas again in 2019.

Matador also expects to participate in 16 gross (1.7 net) non-operated wells in the Haynesville shale in 2019, as compared to eight gross (0.2 net) non-operated wells in the Haynesville shale in 2018. Several of these wells will be operated by an affiliate of Chesapeake Energy Corporation (“Chesapeake”) in 2019. Two of these Chesapeake-operated wells, in particular, are planned to be two-mile laterals that include Matador’s LA Wildlife leasehold position in northern Red River Parish, Louisiana. This acreage, which was not included in Matador’s 2008 Haynesville shale transaction with Chesapeake, is in the southern part of the Company’s Elm Grove asset area and is located in the core area of the Haynesville shale play. Matador expects to have a 45 to 50% working interest in both of these non-operated wells, which are expected to be completed and turned to sales in the third quarter of 2019. These wells are expected to result in a significant increase in the Company’s natural gas production beginning in the third quarter of 2019 and are significant factors in the 26% increase in natural gas production that Matador has forecasted between the fourth quarter of 2018 and the fourth quarter of 2019.

The Company does not expect to participate in any significant non-operated activity in the Eagle Ford shale during 2019.

2019 Production Estimates and Cadence

Matador’s estimated 2019 total oil equivalent production of 22.4 million barrels of oil equivalent (“BOE”), or an average daily oil equivalent production of 61,400 BOE per day (58% oil), at the midpoint of 2019 guidance, reflects a year-over-year increase of 18%, as compared to 19.0 million BOE (59% oil), or 52,100 BOE per day, produced in 2018. The Company anticipates its average daily oil equivalent production should increase 17% from 55,500 BOE per day in the fourth quarter of 2018 to 65,200 BOE per day in the fourth quarter of 2019.

Matador’s estimated 2019 total oil production of 13.1 million barrels, or an average daily oil production of 35,900 barrels per day, at the midpoint of 2019 guidance, reflects an increase of 18%, as compared to 11.1 million barrels, or 30,500 barrels of oil per day, produced in 2018. The Company anticipates its average daily oil production should increase 12% from 33,500 barrels of oil per day in the fourth quarter of 2018 to 37,500 barrels of oil per day in the fourth quarter of 2019.

Matador’s estimated 2019 total natural gas production of 56.0 billion cubic feet, or an average daily natural gas production of 153.4 million cubic feet per day, at the midpoint of 2019 guidance, reflects a year-over-year increase of 18%, as compared to 47.3 billion cubic feet of natural gas produced in 2018. The Company anticipates its average daily natural gas production should increase 26% from 132.3 million cubic feet per day in the fourth quarter of 2018 to 166.5 million cubic feet per day in the fourth quarter of 2019. A significant portion of the expected increase in natural gas production during 2019 is associated with a significant increase in natural gas production from the Haynesville shale beginning in the third quarter of 2019 in connection with Matador’s anticipated participation in two, long-lateral, non-operated wells in the Elm Grove asset area, as discussed above.

During 2019, Matador expects to drill more wells from multi-well pads, including three times as many longer laterals (greater than one mile) than in 2018. As a result, Matador expects its production growth to be somewhat more uneven or “lumpy” than in previous years, with the third quarter of 2019 anticipated to have the largest sequential increases in oil and natural gas production. Owing primarily to the mix of wells being drilled and the anticipated timing of completions, Matador estimates its overall production growth in 2019 will be more heavily weighted toward the latter half of the year. Oil production is expected to increase 1 to 2% sequentially in each of the first two quarters of 2019, but is expected to increase by an additional 8 to 10% sequentially in the third quarter and then remain relatively flat through the fourth quarter. Natural gas production is estimated to increase 6 to 8% sequentially in the first quarter of 2019 and remain relatively flat in the second quarter, before increasing 9 to 11% sequentially in the third quarter and another 3 to 5% sequentially in the fourth quarter as the non-operated Haynesville wells on Matador’s LA Wildlife acreage are completed and turned to sales.

First Quarter 2019 Production Estimates

During the first quarter of 2019, Matador estimates its production should increase as follows:

•	Average daily oil equivalent production should increase 3 to 4% sequentially, as compared to 55,500 BOE per day in the fourth quarter of 2018;

•	Average daily oil production should increase 1 to 2% sequentially, as compared to 33,500 barrels per day in the fourth quarter of 2018; and

•	Average daily natural gas production should increase 6 to 8% sequentially, as compared to 132.3 million cubic feet per day in the fourth quarter of 2018.

Matador completed and turned to sales one gross (1.0 net) Eagle Ford well during the fourth quarter of 2018. Three gross (3.0 net) additional wells from the Company’s recent South Texas drilling program, including one Austin Chalk test, are currently being completed and are expected to be turned to sales late in the first quarter of 2019; as a result, production from these wells will have limited impact on the Company’s total production in the first quarter of 2019. The remaining five gross (5.0 net) wells from the South Texas program are expected to be completed and turned to sales during the second quarter of 2019.

The 6 to 8% sequential increase in estimated natural gas production from the fourth quarter of 2018 to the first quarter of 2019 reflects the better-than-expected results from three wells completed and turned to sales recently in the Delaware Basin, the David Edelstein State Com #223H, a two-mile Wolfcamp B-Blair completion in the Rustler Breaks asset area, and the Wolf 80-TTT-B33 WF #206H and #208H wells, which are two strong Wolfcamp A-XY completions with completed lateral lengths of 5,600 feet and 6,200 feet, respectively, in the Wolf asset area (please see Matador’s fourth quarter and full year 2018 earnings release dated February 26, 2019 for additional details).

2019 Estimated Capital Expenditures

D/C/E Capital Expenditures

As noted in the summary table at the beginning of this press release, Matador estimates D/C/E capital expenditures of $640 to $680 million in 2019, a decrease of 4% at the midpoint of 2019 guidance, as compared to D/C/E capital expenditures of $686 million for full year 2018. As previously noted, these 2019 D/C/E capital expenditures include approximately $70 million in equipping and facilities costs and $29 million in estimated capitalized general and administrative and interest expenses in 2019 (as required under full-cost accounting rules). Matador’s 2019 D/C/E capital expenditures include 21 gross (15.3 net) Delaware Basin wells expected to be in progress at year-end 2019, and these capital expenditures will not contribute to Matador’s production in 2019.

Matador’s 2019 D/C/E capital expenditures reflect an estimated 3 to 5% in anticipated service cost deflation related specifically to hydraulic fracturing operations, and the Company may achieve additional savings in 2019 through increased multi-well pad drilling, development in certain areas where infrastructure is already in place and continued improvements in operational efficiency across its acreage position. Matador assumed limited use of in-basin sand in preparing its stimulation cost estimates for 2019; however, the Company continues to be pleased with the initial results from wells where it has tested in-basin sand and estimates it could reduce D/C/E capital expenditures by an additional $10 to $15 million by electing to pump more in-basin sand in 2019. Matador will also work to identify other efficiencies that may be achieved in its drilling, completion and equipping operations in an effort to further reduce its D/C/E capital expenditures during 2019.

San Mateo Capital Expenditures

In 2019, Matador estimates it will incur midstream capital expenditures of $55 to $75 million, primarily reflecting its share of various midstream projects to be undertaken by San Mateo. These estimated midstream capital expenditures include Matador’s share of San Mateo’s anticipated 2019 capital expenditures (i) related to projects in the Rustler Breaks and Wolf asset areas and (ii) resulting from San Mateo’s expansion into the Greater Stebbins Area and the Stateline asset area. These estimated midstream capital expenditures also reflect Matador’s proportionate share of San Mateo’s total 2019 estimated capital expenditures of $180 to $220 million and account for portions of the $50 million capital carry that Five Point is expected to provide to Matador as part of the recently announced San Mateo expansion in Eddy County, New Mexico. As a result, Matador has agreed to pay $25 million and Five Point has agreed to pay $125 million of the first $150 million in capital expenditures related to the San Mateo expansion. Further, as part of the San Mateo expansion, Matador may receive from Five Point up to $150 million in deferred performance incentives over the next five years as Matador executes its operational plans in and around the Greater Stebbins Area and the Stateline asset area, plus additional performance incentives for Matador, as Manager of San Mateo, to bring in additional third-party customers.

The performance incentives attributable to the recently announced San Mateo transaction are incremental to the performance incentives Matador still anticipates it will receive from Five Point resulting from the initial formation of San Mateo in February 2017. Matador earned, and Five Point paid, $14.7 million in performance incentives in the first quarter of 2018, and through January 31, 2019, Matador had earned, and expects Five Point to pay, an additional $14.7 million in performance incentives in the first quarter of 2019. Matador may earn up to an additional $44.1 million in performance incentives from Five Point over the next three years resulting from the initial formation of San Mateo.

San Mateo’s 2019 capital expenditures in the Rustler Breaks and Wolf asset areas will be primarily directed to (i) San Mateo’s sixth commercial salt water disposal well in the Rustler Breaks asset area, which began drilling late in 2018 and was placed into service in mid-February 2019, (ii) the drilling, completing and equipping of at least a seventh commercial salt water disposal well in the Rustler Breaks asset area later in 2019, bringing San Mateo’s total salt water disposal well count to ten in the Rustler Breaks and Wolf asset areas, (iii) other salt water disposal capacity-enhancement projects, including facility upgrades and tubing size increases to increase disposal capacity, (iv) the buildout of oil, natural gas and water pipelines and upgrading facilities to service existing contracts for Matador and other significant customers and (v) other third-party opportunities that may arise in 2019.

As part of San Mateo’s expansion into the Greater Stebbins Area and the Stateline asset area in 2019 and 2020, San Mateo plans to (i) expand the Black River Processing Plant by an incremental 200 million cubic feet per day of designed inlet capacity to a total designed inlet capacity of 460 million cubic feet per day, (ii) drill, complete and equip at least one commercial salt water disposal well and associated facilities in each of the Greater Stebbins Area and the Stateline asset area, (iii) install oil, natural gas and water gathering systems in both areas and (iv) connect the natural gas gathering systems in both areas to the Black River Processing Plant via large diameter natural gas pipelines. Matador expects the San Mateo expansion of the Black River Processing Plant to be completed in mid-2020 to coincide with anticipated first production from the Stateline asset area. Generally, the Company expects 2019 midstream capital expenditures associated with the expansion to be primarily focused on the Greater Stebbins Area, given Matador’s anticipated 2019 operational focus there, while certain capital expenditures, primarily in the Stateline asset area, can be deferred until 2020.

Conference Call Information

The Company will host a live conference call on Wednesday, February 27, 2019, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2018 financial and operating results, as well as its 2019 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 1968178. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through March 31, 2019.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the recently announced further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, prepayment premium on extinguishment of debt and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such

Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Year Ended December 31,
(In thousands)	2018
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$274,207
Net income attributable to non-controlling interest in subsidiaries	25,557
Net income	$299,764
Interest expense	41,327
Total income tax benefit	(7,691)
Depletion, depreciation and amortization	265,142
Accretion of asset retirement obligations	1,530
Unrealized gain on derivatives	(65,085)
Stock-based compensation expense	17,200
Net loss on asset sales and inventory impairment	196
Prepayment premium on extinguishment of debt	31,226
Consolidated Adjusted EBITDA	583,609
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$553,223

Year Ended December 31,
(In thousands)	2018
Unaudited Adjusted EBITDA Reconciliation to
Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$608,523
Net change in operating assets and liabilities	(64,429)
Interest expense, net of non-cash portion	39,970
Current income tax benefit	(455)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$553,223

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com